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                                                                     EXHIBIT 5.1

                                       June 8, 1998

Patriot American Hospitality, Inc.
Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207

Ladies and Gentleman:

     We are familiar with the proceedings taken by Patriot American Hospitality, Inc. ("Patriot REIT"), a Delaware corporation, and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company), a Delaware corporation ("Wyndham International" and together with Patriot REIT, the "Companies"), with respect to 6,411,516 additional shares of Common Stock, par value $.01 per share, of each of Patriot REIT and Wyndham International ("Paired Shares") to be offered and sold from time to time pursuant to the Patriot American Hospitality, Inc. 1997 Incentive Plan (the "Patriot REIT Plan Shares") and the Patriot American Hospitality Operating Company 1997 Incentive Plan (the "Wyndham International Plan Shares"). As counsel for the Companies, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Companies with the Securities and Exchange Commission (the "Commission") to effect the registration of the Patriot REIT Plan Shares and the Wyndham International Plan Shares under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with rendering this opinion, we have examined the Amended and Restated Certificates of Incorporation of each of the Companies, the Amended and Restated Bylaws of each of the Companies, such records of the corporate proceedings of the Companies as we deemed material, the Registration Statement, the Patriot American Hospitality, Inc. 1997 Incentive Plan, the Patriot American Hospitality Operating Company 1997 Incentive Plan (together, the "Plans"), and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that when the Paired Shares have been issued and paid for in accordance with the terms of the Plans and the Registration Statement, the Paired Shares will be legally issued, fully paid and nonassessable Paired Shares.

     We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and Delaware General Corporate Law.

     This opinion is intended solely for your use in the above-described transaction and may not be reproduced or relied upon by any other person for any purpose without the express written consent of the undersigned.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       GOODWIN, PROCTER & HOAR LLP